Exhibit 23.8

ROCCA & PARTNERS S.R.L.

Via XII Ottobre, 2/183

16121 Genova - Italy

Tel. 39-010-59 32 51

Telefax 39-010-5536353

                    November 29, 2011

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street, Suite 100

Miami, FL 33122

Ladies and Gentlemen:

We hereby consent to the use of the name Rocca & Partners S.R.L., to references to Rocca & Partners S.R.L., and to the inclusion of information taken from our “Evaluation” as of February 14, 2011 under the headings “Market and Industry Data and Forecasts”, “Prospectus Summary”, and “Business” in the Registration Statement on Form S-4 of Seven Seas Cruises S. DE R.L. We further consent to the reference to the name Rocca & Partners S.R.L. in the “Experts” section of the Registration Statement on Form S-4.

Very truly yours,

/s/ Francesco Cambiaso

Francesco Cambiaso

Rocca & Partners, S.R.L.